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                                                        EXHIBIT 10.20.1
                                AMENDMENT
                            ALBERTSON'S, INC.
                    1990 DEFERRED COMPENSATION PLAN

     This Amendment is made by Albertson's, Inc., a Delaware corporation (the "Corporation").

                                 RECITALS:

A. The Corporation established the Albertson's, Inc., 1990 Deferred Compensation Plan effective January 1, 1990 (the "Plan").

B. The Corporation, pursuant to Section 10.1 of the Plan, retained the right to amend the Plan and Section 10.1 provides that the Plan may be amended by the Grantor Trust Committee appointed by the Board of Directors of Albertson's, Inc. (the "Committee").

C. The Committee has determined that it is advisable to amend the Plan in the manner hereinafter set forth.

                               AMENDMENTS:

     NOW, THEREFORE, be it resolved that the Plan is amended, as of March 7, 1994, in the following respects:

1. A new Section 1.8 (with the other sections renumbered accordingly) in Article I, Definitions is added as follows:

          1.8 "Compensation Committee" means the Compensation Committee appointed by the Board to establish and review the annual salaries and bonuses paid to the elected officers and the Executive Vice Presidents of the Company to establish the bonus policy for all of the officers of the Company and to establish stock option plans and grant options pursuant thereto, or such other committee of not less than three (3) persons that the Board shall designate.

2. A new Section 1.15 (with the other sections renumbered accordingly) in Article I, Definitions is added as follows:

          1.15. "Fiscal Year" means the fiscal year of the Company, Albertson's, Inc.

3. A new Section 3.2 (with the other sections renumbered accordingly) in Article III, Participation is added as follows:

          3.2 For each Fiscal Year, beginning with the Fiscal Year which commenced on February 4, 1994, the Compensation Committee shall determine if an Eligible Employee who is also a "covered employee" as that term is defined in
          Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") would receive total remuneration, including bonus, for that determine if an Eligible Employee who is also a "covered employee" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") would receive total remuneration, including bonus, for that Fiscal Year in excess of the maximum amount allowed as a deduction by the Company from income taxes pursuant to the provisions of Section 162(m) and shall (notwithstanding the limitation on deferrals set forth in Section 4.2(a)) defer to the Account of such Eligible Employee that portion of the bonus which would otherwise be paid to
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          the Eligible Employee which, in the judgment of the
          Compensation Committee, would not be deductible by the Company pursuant to the provisions of Section 162(m).
          The Compensation Committee shall designate one of its members to file with the Committee a Deferral Agreement for the portion of bonus to be deferred.

4. A new subsection 6.4 (e) in Article VI, Commencement of Benefits is added as follows:

          6.4 (e) Notwithstanding any other provision in the Plan to the contrary, benefits shall not be paid to a Participant who is a "covered employee" as that term is defined in
          Section 162(m) until the Participant is no longer a "covered employee".

     IN WITNESS WHEREOF, this instrument has been duly executed by the undersigned on this 12th day of April, 1994.

                               ALBERTSON'S, INC.
                               a Delaware corporation



                               By:THOMAS R. SALDIN
                                  Thomas R. Saldin
                                  Executive Vice President,
                                  Administration and General Counsel